Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Project Award

HOUSTON--(BUSINESS WIRE)--August 11, 2014--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that, through its subsidiary Gulf Island L.L.C., it has received an award letter from Arena Offshore, LP for the fabrication of two (2) Jacket/Piles and Topsides for Arena’s projects located in the Gulf of Mexico. Delivery for these units is set for late second quarter 2015. Revenue backlog and man-hours associated with this project will be reported in connection with the Company’s announcement of financial results for the quarter ending September 30, 2014.

Gulf Island Fabrication, Inc., based in Houston, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs”, “FPSOs” and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, offshore supply vessels, dry docks, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
or
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer